SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 13, 2009 (March 9, 2009)

Tri-S Security Corporation

(Exact name of registrant as specified in its charter)

Georgia	0-51148	30-0016962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Royal Center One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 808-1540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 9, 2009, Tri-S Security Corporation (the “Company”) entered into a Joint Stipulation of Settlement and Release (the “Settlement Agreement”) with respect to the previously-disclosed class action complaint filed in the State Court of Fulton County, State of Georgia (the “Court”) against the Company, its Chief Executive Officer, its former Chief Financial Officer and the lead underwriters in the Company’s initial public offering, alleging, among other things, violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended, in connection with the initial public offering (Unschuld v. Tri-S Security Corp., et al., the “Unschuld Litigation”). The Unschuld Litigation is described in Part II, Item 1 “Legal Proceedings,” of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

On March 10, 2009, the Court entered an order granting preliminary approval of the Settlement Agreement and scheduling a fairness hearing for June 1, 2009 (the “Preliminary Approval Order”). Under the terms of the Settlement Agreement and the Preliminary Approval Order, the Company (on behalf of all defendants) shall make a cash settlement payment of $1 million no later than March 20, 2009, in return for a release and dismissal with prejudice of all claims against the Company and the other defendants. The Company’s insurance carrier and insurance broker have agreed to fund the cash settlement payment.

The Settlement Agreement is subject to the satisfaction of certain conditions, including, without limitation, the entry by the Court of a final order approving the Settlement Agreement. If such final approval is not obtained, then the Settlement Agreement will become null and void.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

TRI-S SECURITY CORPORATION

By:	/s/ Nicolas V. Chater
Nicolas V. Chater, Chief Financial Officer

Dated: March 13, 2009

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